Exhibit 23.1

Consent of Ernst & Young LLP

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan, the 2006 Director Option Plan and the 2006 Employee Stock Purchase Plan of Riverbed Technology, Inc. of our reports dated February 8, 2011, with respect to the consolidated financial statements and schedule of Riverbed Technology, Inc., and the effectiveness of internal control over financial reporting of Riverbed Technology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

February 16, 2011